Exhibit 99.1

September 15, 2010

My fellow shareholders,

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 51st consecutive dividend to be paid September 15, 2010 to shareholders of record as of August 31, 2010. We are pleased to enclose your semi-annual dividend check for 47 cents per share. The Board currently expects that the next semi-annual dividend will occur in the first quarter of 2011.

We continue to aggressively market Protexure Accountants, our web-based professional liability insurance program specifically designed to meet the needs of small to mid-sized CPA firms. We particularly appreciate that you – our shareholders - have been spreading the word about how AmerInst is making a difference in this competitive insurance market. Before you renew your current professional liability policy, we hope you will visit www.protexure.com. A no-obligation quote is risk free and estimating your premium will take less than a minute.

Your Board of Directors is pleased to announce that it will soon be introducing Protexure Lawyers, a professional liability insurance program dedicated and tailored to smaller law firms. We have already received regulatory approval in 20 states and expect to be open for business early next month. Crum & Forster is our partner and insurance carrier, bringing its financial strength and an A (Excellent) rating from A.M. Best Co.

As always, we remain committed to finding ways to serve our shareholders. One way that we can accomplish this is through our newly designed web site: www.amerinst.bm. You can gain immediate access to information about the Company, as well as annual reports, financial documents and past letters to shareholders. The web site affords a great opportunity to build on our relationship and create an ongoing dialog between us.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

Sincerely,

Irvin F. Diamond, CPA

Chairman

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to the timing of the next dividend, the timely introduction of the Protexure Lawyers insurance product and the date we will be able to begin selling such product. Additionally, words such as “expect,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include difficult economic conditions and the need for us to maintain our working capital, unexpected changes in insurance regulations and our ability to obtain additional regulatory approval for Protexure. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.